Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 28, 2006, and February 2, 2007, relating to the 2005 and 2006 financial statements, respectively, of Woodbridge Apartments of Bloomington III, L.P. (which reports express unqualified opinions) appearing in the Annual Report on Form 10-K of America First Tax Exempt Investors, L.P. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the prospectus, which is part of the Registration Statement.

/s/ Katz, Sapper & Miller, LLP

Indianapolis, Indiana

October 20, 2008